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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CF Industries Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2006
Annual Meeting
and
Proxy Statement

April 5, 2006

Dear Stockholder:

We cordially invite you to attend the 2006 annual meeting of stockholders of CF Industries Holdings, Inc. The meeting will be held on Wednesday, May 10, 2006, commencing at 10:00 a.m., local time, in the Wojcik Conference Center at Harper College, 1200 West Algonquin Road, Palatine, Illinois 60067.

At the annual meeting, stockholders will vote on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and any other business matters properly brought before the meeting. Please take the time to read the Notice of Annual Meeting and Proxy Statement carefully.

We look forward to seeing you at the annual meeting.

Sincerely,

Stephen R. Wilson
 Chairman of the Board
President and Chief Executive Officer

Notice of Annual Meeting

CF Industries Holdings, Inc.
One Salem Lake Drive
Long Grove, Illinois 60047

Dear Stockholder:

The 2006 annual meeting of stockholders of CF Industries Holdings, Inc. will be held on Wednesday, May 10, 2006, commencing at 10:00 a.m., local time, in the Wojcik Conference Center at Harper College, 1200 West Algonquin Road, Palatine, Illinois 60067.

At the meeting, stockholders will be asked to:

•
elect two members of the board of directors to serve until the 2009 annual meeting of stockholders,

•
ratify the selection of KPMG LLP as our independent registered public accounting firm for 2006, and

•
consider any other business properly brought before the meeting.

The close of business on March 17, 2006 is the record date for determining stockholders entitled to vote at the annual meeting. A list of these stockholders will be available in our corporate headquarters at the above address before the annual meeting.

Please sign, date, and promptly return the enclosed proxy card in the enclosed envelope, so that your shares will be represented whether or not you attend the annual meeting.

By order of the board of directors,

Douglas C. Barnard
 Vice President, General Counsel,
and Secretary

April 5, 2006

Contents

Proxy Statement	1
About the Annual Meeting	1
Proposal 1: Election of Directors	4
Directors and Director Nominees	6
Executive Officers	8
Corporate Governance	11
Common Stock Ownership	19
Compensation Committee Report	22
Executive Compensation	27
Stock Price Performance Graph	35
Certain Relationships and Related Transactions	36
Proposal 2: Ratification of Selection of Independent Auditor	42
Audit and Non-Audit Fees	42
Pre-Approval of Audit and Non-Audit Services	43
Auditor Independence	45
Audit Committee Report	45
Additional Information	47
Appendix A: Audit Committee Charter

Proxy Statement

CF Industries Holdings, Inc.
One Salem Lake Drive
Long Grove, Illinois 60047

ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of CF Industries Holdings, Inc., a Delaware corporation ("CF Industries," and variously the "company," "we," "us," or "our"), of proxies to be voted at our 2006 annual meeting of stockholders and at any adjournment or postponement of such meeting.

You are invited to attend the 2006 annual meeting of stockholders on Wednesday, May 10, 2006, commencing at 10:00 a.m., local time. The meeting will be held in the Wojcik Conference Center at Harper College, 1200 West Algonquin Road, Palatine, Illinois 60067.

This proxy statement and form of proxy are being mailed beginning on or about April 5, 2006.

What will be voted on at the annual meeting?

At the meeting, stockholders will be asked to:

•
elect two directors to serve until the 2009 annual meeting,

•
ratify the selection of KPMG LLP as our independent registered public accounting firm for 2006, and

•
consider any other business properly brought before the meeting.

How many votes do I have?

You will have one vote for every share of CF Industries common stock you owned on March 17, 2006 (the record date).

How many votes can be cast by all stockholders?

The total number of votes that can be cast by all stockholders is 55,027,723, consisting of one vote for each share of common stock that was outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the meeting?

A majority of the votes that can be cast, or 27,513,862 votes, must be present for us to hold the meeting. We urge you to vote by proxy even if you plan to attend the annual meeting, so that we will know as soon as possible that enough votes will be present.

How do I vote?

You can vote either in person at the annual meeting or by proxy, whether or not you attend the annual meeting.

To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

To ensure that your vote is counted, please remember to submit your vote so that we receive it by May 9, 2006.

If you want to vote in person at the annual meeting and you hold your stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. Just send in a new proxy card with a later date or send a written notice of revocation to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What if I don't vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, in accordance with the board's recommendation, your shares will be voted for the nominees listed on the card and for ratification of the selection of KPMG as our independent registered public accounting firm for 2006.

How are my votes counted?

You may either vote for or withhold authority to vote for each nominee for the board. You may vote for or against or you may abstain on the ratification of the selection of KPMG as our independent registered public accounting firm. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum but will have no effect on the election of that nominee. If you abstain from voting on the ratification of the selection of KPMG, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

How many votes are required to elect directors and to adopt the other proposals?

Directors are elected by a plurality of the votes cast. The ratification of the selection of KPMG and the approval of any other matter properly brought before the meeting requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon in order to be approved.

Can my shares be voted if I don't return my proxy card and don't attend the annual meeting?

If you don't vote your shares held in street name, your broker can vote your shares on any of the matters scheduled to come before the meeting. If your broker does not have discretion to vote your shares held in street name on a particular proposal and you don't give your broker instructions on how to vote your shares, the votes will be broker nonvotes, which will have no effect on the vote for any matter scheduled to be considered at the annual meeting. If you hold your shares in your own name, you must vote such shares in person or by proxy or they will not be voted.

Could other matters be decided at the annual meeting?

We don't know of any other matters that will be considered at the annual meeting. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need any documentation to attend the annual meeting?

Yes, you will need proof of ownership of our stock to enter the meeting. When you arrive at the annual meeting, you may be asked to present photo identification, such as a driver's license. This will suffice if you hold your shares in your own name. If you hold your stock through a securities broker (that is, in street name), a recent brokerage statement or letter from your broker is an example of proof that you are the beneficial owner of such shares.

How can I access CF Industries' proxy materials and annual report electronically?

This proxy statement and the 2005 annual report are available on our Internet site at www.cfindustries.com.

Will I be able to access the annual meeting via the Internet?

The audio portion of the meeting will be available live on our Internet site at www.cfindustries.com. However, listeners accessing the annual meeting via the Internet will not be able to register, vote, or ask questions during the question and answer period.

PROPOSAL 1:    ELECTION OF DIRECTORS

Our board currently consists of eight directors and is divided into three classes. There are three directors in class I, two directors in class II, and three directors in class III. The current terms of the class I, class II, and class III directors will expire at our annual meetings of stockholders in 2006, 2007, and 2008, respectively.

After twelve years of service as a director (including service on the board of our predecessor company, CF Industries, Inc.), John E. Gherty, currently a class I director, has informed us that he will not be standing for re-election to our board at the 2006 annual meeting. In connection therewith, effective as of the 2006 annual meeting, the size of our board will be reduced to seven directors, with two directors in each of class I and class II and three directors in class III. Accordingly, at the 2006 annual meeting, two class I directors will be elected to serve until the annual meeting of stockholders in 2009 or until their respective successors are duly elected and qualified.

The board of directors has unanimously proposed David R. Harvey and John D. Johnson as nominees for election as class I directors at the 2006 annual meeting. If elected, each of Messrs. Harvey and Johnson will hold office until the 2009 annual meeting or until his successor is duly elected and qualified, subject to earlier retirement, resignation, or removal.

If any nominee becomes unavailable to serve, an event that the board of directors does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person(s) as the board of directors may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR Messrs. Harvey and Johnson.

The board of directors recommends that you vote FOR the election of each of Messrs. Harvey and Johnson to serve as a director until our 2009 annual meeting or until his successor is duly elected and qualified.

DIRECTORS AND DIRECTOR NOMINEES

Set forth below is certain biographical information for the nominees to become class I directors and for those members of our board of directors whose terms expire after the 2006 annual meeting.

Name	Age	Position	Class

Stephen R. Wilson	57	Chairman of the Board, President and CEO	III
Robert C. Arzbaecher	46	Director	II
Wallace W. Creek	67	Director	III
William Davisson	58	Director	III
David R. Harvey	66	Director and Nominee	I
John D. Johnson	57	Director and Nominee	I
Edward A. Schmitt	59	Director	II

Stephen R. Wilson has been a member of our board since April 2005 and chairman of the board since July 2005. Mr. Wilson has served as our president and chief executive officer since October 2003 and served as interim president and chief executive officer from July 2003 through October 2003. Mr. Wilson joined us in 1991 as senior vice president and chief financial officer, following a lengthy career with Inland Steel Industries, Inc.

Robert C. Arzbaecher has been a member of our board since August 2005 and serves as the chairman of our compensation committee and as a member of our audit committee. Mr. Arzbaecher has served as chairman of the board of Actuant Corporation, a manufacturer and marketer of industrial products and systems, since 2001 and president and chief executive officer of Actuant since 2000. From 1992 until 2000, he held various financial positions with Applied Power, Inc., Actuant's predecessor, the most recent of which was chief financial officer. Prior to 1992, Mr. Arzbaecher held various financial positions with Grabill Aerospace, Farley Industries, and Grant Thornton, a public accounting firm. Mr. Arzbaecher is a certified public accountant.

Wallace W. Creek has been a member of our board since August 2005 and serves as the chairman of our audit committee and as a member of our compensation and corporate governance and nominating committees. Mr. Creek served as controller of General Motors Corporation from 1992 to 2002 and held several executive positions in finance at GM over a 43-year career. Mr. Creek was senior vice president of finance of Collins & Aikman, a leading manufacturer of automotive interior components, from December 2002 to June 2004. He is also a director of Columbus McKinnon Corporation.

William Davisson has been a member of our board since August 2005. Mr. Davisson has served as the chief executive officer of GROWMARK, Inc. since 1998. GROWMARK was an owner of our predecessor company, CF Industries, Inc., before our initial public offering in August 2005, and it is currently the beneficial owner of approximately 9.8% of our outstanding common stock. From 1998 to 2005, Mr. Davisson served as a member of the board of directors of CF Industries, Inc., and he was chairman of the board of directors of CF Industries, Inc. from 2002 to 2004. Mr. Davisson has worked in the GROWMARK system his entire career, since 1970, and he is a certified public accountant.

David R. Harvey has been a member of our board since August 2005 and serves as the chairman of our corporate governance and nominating committee and as a member of our audit committee. Mr. Harvey is also our lead independent director. Mr. Harvey has served as chairman of the board of Sigma-Aldrich Corporation, a manufacturer and distributor of biochemical and organic chemicals, since January 2001. From 1999 through 2005, Mr. Harvey served as chief executive officer of Sigma-Aldrich and, from 1986 until 1999, as its chief operating officer. Prior to 1986, Mr. Harvey served in various executive positions at Aldrich Chemical Company, including president and vice president—Europe, and in various sales and marketing positions at Shell International Chemical Company. Mr. Harvey has served as a director of Sigma-Aldrich since 1981.

John D. Johnson has been a member of our board since August 2005. Mr. Johnson has served as the president and chief executive officer of

CHS Inc. (formerly Cenex Harvest States) since 2000. CHS was an owner of our predecessor company, CF Industries, Inc., before our initial public offering in August 2005, and it is currently the beneficial owner of approximately 3.9% of our outstanding common stock. From 2000 to 2005, Mr. Johnson served as a member of the board of directors of CF Industries, Inc., and he was chairman of the board of directors of CF Industries, Inc. from 2004 to 2005. Mr. Johnson joined Harvest States, a predecessor to CHS, in 1976, and served as president and chief executive officer of Harvest States from 1995 to 1998. From 1998 to 2000, Mr. Johnson served as general manager and president of CHS. Mr. Johnson is also a director of Gold Kist Inc.

Edward A. Schmitt has been a member of our board since August 2005 and is a member of our compensation and corporate governance and nominating committees. Mr. Schmitt has served as chairman of the board of Georgia Gulf Corporation, a major manufacturer of chemical products, since September 2001, as chief executive officer since April 1998, and as president since December 1997. From 1985 until 1997, he held various manufacturing and executive positions with Georgia Gulf, including executive vice president in February 1997. Prior to 1985, Mr. Schmitt held manufacturing and engineering positions with Georgia-Pacific Corporation (Georgia Gulf was created in 1985 from Georgia-Pacific's commodity chemicals division), Allied Chemical Corporation, and the Aluminum Company of America.

EXECUTIVE OFFICERS

Set forth below is certain biographical information for our executive officers other than Mr. Wilson (whose biographical information as a director appears above).

Ernest Thomas (age 52) has served as our senior vice president and chief financial officer since May 2004. From November 2002 to August 2003, Mr. Thomas served as chief financial officer and treasurer of Tower Automotive, Inc., a supplier of structural metal products for the automotive industry. From August 2003 to May 2004, Mr. Thomas was not employed. He spent the previous four years with Modine Manufacturing Co., a manufacturer of heat-transfer components and systems, serving as chief financial officer from October 2000 to October 2002 and as a group vice president from August 1998 to October 2000. Prior to joining Modine, Mr. Thomas spent over nine years with Eaton Corporation, a diversified industrial manufacturer of systems and controls, primarily in senior operating positions, and over eleven years on the General Motors financial staff. On February 2, 2005, Tower Automotive, Inc. filed a voluntary petition in the United States Bankruptcy Court for the Southern District of New York seeking reorganization relief under the provisions of Chapter 11 of the United States Bankruptcy Code. Mr. Thomas holds a B.A. degree from Bluffton College and an M.B.A. degree from Miami University of Ohio.

David J. Pruett (age 52) joined us in July 2005 as senior vice president, operations. Prior to joining us, Mr. Pruett worked for Dyno Nobel, Inc., a global, Norwegian-owned explosives company. From January 2003 to August 2004, he held the position of vice president, merger implementation, managing the merger of Dyno Nobel with the Ensign Bickford Company, and from May 1996 to January 2003, he served as vice president, manufacturing, sourcing and logistics, for Dyno Nobel North America. Mr. Pruett was not employed from August 2004 through July 2005. Mr. Pruett has a B.S. degree in Chemistry and an M.S. degree in Pulp and Paper Chemistry from Michigan Technological University. He earned his Ph.D. in Analytical Chemistry from Michigan State University.

Douglas C. Barnard (age 47) has served as our vice president, general counsel, and secretary since January 2004. From January 2001 to July 2003, Mr. Barnard served as an executive vice president and general counsel of Bcom3 Group, Inc., an advertising and marketing communication services group (including service from January 2003 to July 2003 in a successor corporation formed to market and sell securities received in the sale of Bcom3 Group). From July 2003 until January 2004, Mr. Barnard was not employed. From August 2000 to January 2001, he was a partner in the law firm of Kirkland and Ellis. Previously, from August 1996 to July 2000, Mr. Barnard was vice president, general counsel, and secretary of LifeStyle Furnishings International Ltd., a manufacturer and distributor of residential furniture and decorative fabrics. He holds a B.S. degree from the Massachusetts Institute of Technology, a J.D. degree from the University of Minnesota, and an M.B.A. degree from the University of Chicago.

Stephen G. Chase (age 54) has served as our vice president, corporate planning and business development, since March 2001. Mr. Chase joined us in 1975 after earning an M.B.A. degree from the University of Chicago. He also has a B.S. degree in management engineering from Rensselaer Polytechnic Institute. During his career with us, Mr. Chase has served in a number of key positions, including director, operations planning, and director, corporate planning and analysis.

William G. Eppel (age 62) has served as our vice president, human resources, since 1993. Mr. Eppel joined us in 1977 and has served in several key human resources positions. Mr. Eppel holds a B.A. in business administration from Michigan State University.

Philipp P. Koch (age 54) has served as our vice president, raw materials procurement, since July 2003. Before joining us, Mr. Koch spent nearly 25 years in the energy industry with Amoco Corporation and BP PLC from January 1980 to July 2003. Mr. Koch has a B.A. degree from Greenville College and an M.B.A. degree from DePaul University.

Fernando A. Mugica (age 55) has served as our vice president, supply and logistics, since March 2004. Mr. Mugica joined us in 1977 and has served in a number of key positions in the supply and logistics function during his career. Mr. Mugica holds a B.S. in systems engineering from the University of Illinois and an M.B.A. from DePaul University.

Monty R. Summa (age 53) has served as our vice president, sales, since August 2003. Mr. Summa served as president of Sabre Initiatives, LLC, a cooperative buying group owned by independent agricultural retailers from March 2000 to August 2003. From 1997 to 2000, he was vice president of the Distribution Division for Terra Industries, a manufacturer and distributor of nitrogen fertilizer products. Mr. Summa holds a B.A. degree in marketing from Northwest Missouri State University.

Robert D. Webb (age 62) has served as our vice president and corporate controller since 1997. Mr. Webb joined us in 1978 and has held several senior level management positions within the finance and accounting areas, including acting chief financial officer from July 2003 to May 2004. Prior to joining us, he spent 13 years with Arthur Andersen & Co. Mr. Webb holds a B.S. in accounting from Northern Illinois University and is a certified public accountant.

CORPORATE GOVERNANCE

Our board of directors has adopted corporate governance guidelines. According to these guidelines, the business and affairs of CF Industries shall be managed by or under the direction of our board. The board's goal is to build long-term value for our stockholders and assure the vitality of the company for our customers and employees and the other individuals and organizations who depend on us. A copy of our corporate governance guidelines is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement.

Director Independence

Our board has made an affirmative determination that the following four directors have no relationship with CF Industries or any of its subsidiaries (other than being a director and stockholder of CF Industries) and, accordingly, meet the applicable requirements for "independence" set forth in the corporate governance standards of the New York Stock Exchange (the "NYSE"): Robert C. Arzbaecher, Wallace W. Creek, David R. Harvey, and Edward A. Schmitt.

Lead Independent Director

According to our corporate governance guidelines, if the chairman of the board is not an independent director, our independent directors will designate one of their number to serve as a lead independent director. Otherwise, if the chairman of the board is an independent director, he or she will serve as the lead independent director. Because our chairman is not an independent director, the independent directors have designated David R. Harvey to serve as our lead independent director. The lead independent director's duties include coordinating the activities of the independent directors, coordinating the agenda for and moderating sessions of the independent directors and other non-management directors, and facilitating communications among the other members of the board. Unless otherwise provided in a short-term succession plan approved by the board, in the event that our chairman of the board or our chief executive officer should unexpectedly become unable to perform his or her duties, the lead independent director shall assume the duties of the chairman of the board and shall allocate the duties of the chief executive officer among our other senior officers, in each case, until the board has the opportunity to consider the situation and take action.

Meetings of Non-management Directors

At each regularly scheduled meeting, the board conducts executive sessions, which are discussions that involve only the non-management directors. Our corporate governance guidelines state that the executive sessions of the board will be chaired by either the chairman of the board (if he or she is an independent director) or by the lead independent director (if the chairman is not an independent director). Because our chairman is not an independent director, our lead independent director, David R. Harvey, chairs the executive sessions of the board. In addition, since not all of the non-management directors are independent directors within the meaning of the applicable corporate governance standards of the NYSE, the independent directors meet separately in executive session at least once a year.

Code of Corporate Conduct

Our board has adopted a code of corporate conduct that is applicable to all of our directors, officers, and employees. A copy of the code is available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement.

Committees of the Board

Our board has established three separate standing committees: the audit committee, the compensation committee, and the corporate governance and nominating committee. Our board has adopted written charters for each of these committees and copies of these charters are available to stockholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement. A copy of the charter for the audit committee is also included with this proxy statement as Appendix A.

Audit Committee.    Our audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The committee consists of Wallace W. Creek (chairman), Robert C. Arzbaecher, and David R. Harvey, all of whom our board has affirmatively determined to be independent within the meaning of the corporate governance standards of the NYSE applicable to audit committee members. Our board has also determined that Mr. Creek is an "audit committee financial expert," as defined by the Securities and Exchange Commission (the "SEC"). The audit committee assists the board in fulfilling its oversight responsibility for (1) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls, (2) the performance of our internal audit function, (3) the annual independent integrated audit of our consolidated financial statements and internal control over financial reporting, and (4) our compliance with legal and regulatory requirements, including our disclosure controls and procedures. The duties and responsibilities of the audit committee include the engagement of our independent registered public accounting firm, and the evaluation of our accounting firm's qualifications, independence, and performance. The audit committee's report to stockholders appears elsewhere in this proxy statement.

Compensation Committee.    Our compensation committee consists of Robert C. Arzbaecher (chairman), Wallace W. Creek, and Edward A. Schmitt, all of whom our board has affirmatively determined to be independent under the corporate governance standards of the NYSE. Our board has also determined that all of the members of the committee qualify as "non-employee directors," within the meaning of Rule 16b-3 promulgated under the Exchange Act, and "outside directors," within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The compensation committee oversees our compensation and employee benefit plans and practices, including our executive compensation plans, director compensation plans, and incentive-compensation and equity-based plans. The compensation committee's report to stockholders appears elsewhere in this proxy statement.

Corporate Governance and Nominating Committee.    Our corporate governance and nominating committee consists of David R. Harvey (chairman), Wallace W. Creek, and Edward A. Schmitt, all of whom our board has affirmatively determined to be independent under the corporate governance standards of the NYSE. The corporate governance and nominating committee's responsibilities include identifying and recommending to the board individuals qualified to serve as directors and on committees of the board; advising the directors with respect to the board's composition, procedures, and committees; developing and recommending to the board a set of corporate governance principles; and overseeing the evaluation of the board of directors and members of senior management.

Attendance of Directors at Meetings

Directors are expected to attend meetings of our board and the committees on which they serve, as well as our annual meeting of stockholders. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the chairman of the board or the chairman of the appropriate committee in advance of such meeting.

During the period from our initial public offering in August 2005 through the end of the year, our board held three meetings, our audit committee held five meetings, our compensation committee held two meetings, and our corporate governance and nominating committee held one meeting. All of our directors attended all of these meetings, except that Messrs. Arzbaecher and Johnson were unable to attend one of our board meetings due to prior commitments. This is our first annual meeting of stockholders since we became a public company in August 2005.

Communications with Directors

The board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the board, any board committee, or any chair of any such committee by mail. To communicate with the board of directors, any individual director, or any group or committee of directors, correspondence should be addressed to the board of directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent c/o the corporate secretary at the address on the notice of annual meeting accompanying this proxy statement.

All communications received as set forth in the preceding paragraph will be opened by the office of our general counsel for the sole purpose of determining whether the contents represent a message to one or more of our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to each addressee. In the case of communications to the board or any group or committee of directors, the office of the general counsel will make sufficient copies of the contents for each director who is a member of the board or of the group or committee to which the envelope or correspondence is addressed.

Stockholder Recommendations of Director Candidates

The corporate governance and nominating committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the committee will take into consideration the needs of the board and the qualifications of the candidate. The committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the committee, a stockholder must submit the recommendation in writing and include the following information:

•
the name of the stockholder and evidence of the person's ownership of our stock, including the number of shares owned and the length of time of ownership; and

•
the name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of CF Industries, and the person's consent to be named as a director if selected by the committee and nominated by the board.

The stockholder recommendation and information described above must be sent c/o the corporate secretary at the address on the notice of annual meeting accompanying this proxy statement and must be received by the corporate secretary not less than 120 days prior to the anniversary date of our most recent annual meeting of stockholders.

The corporate governance and nominating committee believes that the minimum qualifications for serving as a director of CF Industries are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board's oversight of our business and affairs and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the committee will examine a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, age, potential conflicts of interest, material relationships with CF Industries, and independence from management and the company. The committee also seeks to have the board represent a diversity of backgrounds, experience, gender, and race.

The corporate governance and nominating committee will identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above who have had a change in circumstances that might make them available to serve on the board. The corporate governance and nominating committee may also, from time to time, engage firms that specialize in identifying director candidates. As described above, the committee will also consider candidates recommended by stockholders.

Once a person has been identified by the corporate governance and nominating committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the corporate governance and nominating committee determines that the candidate warrants further consideration, the chairman or another member of the committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the board, the corporate governance and nominating committee will request information from the candidate, review the person's accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments. The committee's evaluation process will not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

In connection with the 2006 annual meeting and in accordance with the above guidelines, the corporate governance and nominating committee recommended that the board nominate Messrs. Harvey and Johnson for re-election to the board of directors.

Director Compensation Arrangements

Board members who are employees of CF Industries do not receive any additional compensation for their service on the board. The non-employee directors on our board are paid an annual retainer of $30,000 and receive restricted shares annually with a value of $65,000.

The restricted shares vest on the date of the first annual meeting of the stockholders following the date of grant or after one year of continued service on the board, whichever occurs first. The chairman of the audit committee also receives an additional annual retainer of $5,000. Board members receive an additional annual cash payment of $1,500 for each board meeting attended in person, $500 for each telephonic board meeting attended, $1,250 for each board committee meeting attended in person as a member, and $425 for each telephonic board committee meeting attended as a member.

Stock Ownership Guidelines

The board believes that our directors and officers should be stockholders of CF Industries and, based on the recommendation of the compensation committee, the board has established guidelines for stock ownership. Directors will have five years to achieve stock ownership with a market value equal to five times their annual retainer. Officers will have seven years to achieve stock ownership with a market value equal to (i) five times annual base salary in the case of the chief executive officer, (ii) two times annual base salary in the case of the next four most highly compensated executive officers as named in the proxy statement, and (iii) one times annual base salary in the case of the other officers. We may facilitate stock ownership by directors and officers through grants of equity-based compensation under our 2005 Equity and Incentive Plan.

COMMON STOCK OWNERSHIP

Common Stock Ownership of Certain Beneficial Owners

The following table sets forth information, as of March 20, 2006, concerning the beneficial ownership of each person known to us to beneficially own 5% or more of our common stock. The information in the table and the related notes is based on statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)

GROWMARK, Inc.(3) 1701 Towanda Avenue Bloomington, Illinois 61701	5,412,103(3)	9.8%
Greenlight Capital, LLC(4) 140 East 45th Street 24th Floor New York, New York 10017	3,684,400(4)	6.7%
Hotchkis and Wiley Capital Management, LLC(5) 725 South Figueroa Street 39th Floor Los Angeles, California 90017	3,163,060(5)	5.7%

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed.

(2)
Represents the percentage of outstanding shares of common stock beneficially owned as set forth in the statements on Schedule 13D or Schedule 13G filed by the respective beneficial owners with the SEC.

(3)
Based on a Schedule 13D, dated August 26, 2005 and filed with the SEC on August 26, 2005.

(4)
Based on a Schedule 13G, dated August 22, 2005 and filed with the SEC on August 22, 2005, jointly by Greenlight Capital, L.L.C. ("Greenlight, LLC"), Greenlight Capital, Inc. ("Greenlight, Inc."), DME Advisors, L.P. ("Advisors" and, together with Greenlight, LLC and Greenlight, Inc., "Greenlight"), DME Advisors GP, L.L.C., and Mr. David Einhorn (the "Greenlight Schedule 13G"). The Greenlight Schedule 13G reports that Greenlight has sole power to vote and dispose of the 3,684,400 shares of common stock beneficially owned by it and that, as the principal of Greenlight, Mr. Einhorn may direct the vote and disposition of the 3,684,400 shares of common stock beneficially owned by Greenlight.

(5)
Based on a Schedule 13G, dated February 13, 2006 and filed with the SEC on February 14, 2006. In the Schedule 13G, Hotchkis and Wiley Capital Management, LLC reported that it has sole voting power with respect to 2,231,760 shares and sole dispositive power with respect to 3,163,060 shares, but disclaimed beneficial ownership of all such shares pursuant to Section 13d-4 of the Exchange Act.

Common Stock Ownership of Management

The following table sets forth information, as of March 20, 2006, concerning the beneficial ownership of our common stock by:

•
each director and each of the executive officers named in the summary compensation table of this proxy statement, and

•
all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

Robert C. Arzbaecher	9,063	*
Wallace W. Creek	7,063	*
William Davisson	6,424	*
John E. Gherty	9,824	*
David R. Harvey	9,063	*
John D. Johnson	3,824	*
Edward A. Schmitt	14,063	*
Stephen R. Wilson	35,100	*
Ernest Thomas	4,500	*
David J. Pruett	6,000	*
Douglas C. Barnard	3,000	*
Philipp P. Koch	3,000	*
Robert D. Webb	2,000	*
All directors and executive officers as a group (17 persons)	122,624	*

*
Less than 1%

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, either individually or jointly or in common with the individual's spouse, subject to community property laws where applicable. None of our directors or executive officers has the right to acquire beneficial ownership of any shares of our common stock pursuant to a stock option or other right exercisable within 60 days of March 20, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish us with copies of the reports. Specific due dates for these reports have been established and we are required to report in this proxy statement any failure by directors, officers, and ten percent holders to file such reports on a timely basis. Based on our review of such reports and written representations from our directors and officers, we believe that all such filing requirements were met during 2005.

COMPENSATION COMMITTEE REPORT

Background

Our compensation committee was created in connection with our initial public offering and held its first meeting on September 22, 2005. Accordingly, certain of the executive compensation matters described below predate the creation of the committee and were instead approved by the board of directors of our predecessor company, CF Industries, Inc. These matters include the termination and payout of our pre-IPO long-term incentive plan, our grants of stock options to officers and other key employees, and our entry into change in control agreements with the executive officers, all in connection with our initial public offering, as well as the design of our 2005 annual incentive plan.

Development of Compensation Approach and Objectives

The compensation committee is responsible for overseeing our compensation and employee benefit plans and practices. No member of the committee is an officer or employee of CF Industries or any of its subsidiaries. Each year the committee reviews its compensation policies relative to market competitiveness and then determines what changes in the compensation program, if any, are appropriate for the following year.

Compensation Philosophy

Our compensation committee has adopted a compensation philosophy that seeks to align the interests of our employees and our stockholders through focusing on the total compensation (base salary, short-term incentives, long-term incentives, and benefits) of our employees, including our executive officers. We seek to benefit from this strategy by attracting key talent, retaining best performers, increasing productivity, and improving business results.

Our goal is to provide direct compensation that is market competitive with other comparable companies. In gauging the competitiveness of our total compensation offering, we have begun to benchmark against companies in the chemical fertilizer industry, similarly-sized companies in other related industries, as well as the broader general industry where appropriate.

Incentive opportunities are structured in light of our cyclicality and emphasis on a team-based culture.

Components of Compensation

The following compensation elements support the needs of the business, our stockholders, and our employees:

•
We seek to pay salaries in line with individual performance and contribution to company goals. In the aggregate, base salaries are positioned around the median market rate. Individual performance, relative criticality of the job, and business affordability are also considered in determining base salaries. Salary reviews are performed once a year.

•
Short-term incentives provide selected employees with the opportunity to earn additional compensation beyond base salary. The role of short-term incentives is to reward and encourage the achievement of annual financial results. Short-term incentives are targeted around the market median, and achievement of these awards will depend on quantitative assessments in achieving corporate performance goals and, in certain cases, individual accomplishments.

•
Long-term incentives focus on enterprise value creation and the retention of key employees. Long-term incentives are provided through annual awards. Our equity and incentive plan allows for the use of stock options, full-value shares, and cash-based awards. Eligibility is extended to key employees. Distribution guidelines with ranges are updated annually. There is individual variation in long-term incentives based on performance level, potential contribution, and value to the business.

•
Benefit plans are offered at market competitive levels consistent with local market practices. We seek to keep benefit plans simple in scope and range, focusing on key employee needs.

Compensation of Executive Officers

Long-term Incentives.

At the time of our initial public offering in August 2005, we granted a total of 2,376,800 stock options to our executive officers. All option grants were priced at $16.00 per share (100% of the market value as of the date of grant). Unless earlier terminated, these options will expire ten years from the date of grant and generally become exercisable in three equal annual installments following the date of grant. In connection with the initial public offering, our predecessor company, CF Industries, Inc., terminated its pre-IPO long-term incentive plan and made cash payments to our executive officers and other plan participants totaling approximately $3,800,000 pursuant to the terms of the plan.

Short-term Incentives.

Following our initial public offering in August 2005, we continued to operate under an annual incentive plan that our predecessor company, CF Industries, Inc., had established for the 2005 calendar year. Under this plan, each participant was assigned a target award opportunity ranging from 16% to 70% of base salary depending on the participant's compensation and responsibility level. A participant in the plan might receive more or less than the target bonus depending on our actual business results and his or her individual performance during the year. Under the plan, our available bonus pool would increase from 10% to 200% of the aggregate target as our adjusted pre-tax return on equity increased from a threshold of 1% to a ceiling of 20%. We recently approved and paid annual bonuses to our executive officers and other participants under the plan totaling $6,172,454 (representing 193% of the aggregate target) as a result of achieving an adjusted pre-tax return on equity of 19.6% for 2005.

Compensation of the Chief Executive Officer

Mr. Wilson's base salary for 2005 was $686,400 and his bonus target was $480,480 (70% of base salary). Based on the factors discussed below, Mr. Wilson's actual bonus for 2005 was $898,154 (representing 131% of his base salary or 187% of the relevant target).

There were two components to Mr. Wilson's bonus target for 2005: (i) a company performance component equal to 50% of his base salary; and (ii) an individual performance component equal to 20% of his base salary.

•
The company performance component of Mr. Wilson's bonus depended on our financial results for 2005, increasing from 5% to 100% of his base salary as our adjusted pre-tax return on equity increased from a threshold of 1% to a ceiling of 20%. As noted above, we achieved an adjusted pre-tax return on equity of 19.6% for 2005. Therefore, the company performance component of Mr. Wilson's bonus for 2005 was $673,015 (representing 196% of the relevant target).

•
The individual performance component of Mr. Wilson's bonus depended on the extent to which Mr. Wilson achieved his personal goals for 2005, ranging from 0% to 40% of his base salary in the discretion of the committee. Mr. Wilson's personal goals for 2005 were established when he was president and chief executive officer of our predecessor company, CF Industries, Inc., an agricultural cooperative. Given the substantial changes in our business goals and objectives as a result of the intervening initial public offering, the committee exercised its discretion to restructure his personal goals for 2005. As revised, Mr. Wilson's personal goals included the successful completion of our initial public offering, which the committee assigned a 70% weighting, as well as other goals relating to our operations and strategic planning. Based on the committee's determination, the individual performance component of Mr. Wilson's bonus for 2005 was $225,139 (representing 164% of the relevant target).

Also, at the time of our initial public offering in August 2005, Mr. Wilson was granted options to acquire 1,173,400 shares in order to align his interests with the interests of our stockholders. These options were priced at $16.00 per share (100% of the market value as of the date of grant). Unless earlier terminated, the options will expire ten years from the date of grant and generally become exercisable in three equal annual installments following the date of grant.

In addition, we paid Mr. Wilson $1,218,293 in connection with the termination of our prior long-term incentive plan upon completion of our initial public offering.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our federal income tax deduction to $1,000,000 per year for compensation paid to our chief executive officer or any of the other executive officers named in the summary compensation table of this proxy statement. Compensation that is performance-based or that is paid pursuant to plans that were in existence prior to our initial public offering is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. We believe that our 2005 Equity and Incentive Plan and our pre-IPO annual incentive plan comply with the Section 162(m) regulations adopted by the Internal Revenue Service. In order to preserve the deductibility of performance-based compensation, we will generally seek to comply with Section 162(m) to the extent such compliance is practicable and in the best interests of CF Industries and its stockholders.

Robert C. Arzbaecher (Chairman)
Wallace W. Creek
Edward A. Schmitt

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth cash and non-cash compensation for (i) our chief executive officer; (ii) our four other most highly compensated executive officers, as determined on the basis of salary and bonus with respect to the year ended December 31, 2005; and (iii) David J. Pruett, who joined CF Industries on July 21, 2005 as our senior vice president, operations.

		Annual Compensation			Long-term Compensation

Name and Position	Year	Salary	Bonus(1)	Other Annual Comp(2)	Shares Underlying Option Awards	LTIP Payouts(3)	All Other Comp(4)

Stephen R. Wilson President and Chief Executive Officer	2005 2004	$686,400 636,400	$898,154 890,960	$15,094 14,880	1,173,400	$1,218,293	$63,992 59,742
Ernest Thomas(5) Senior Vice President and Chief Financial Officer	2005 2004	$320,000 202,692	$325,000 200,000	$7,385	244,100	$341,166	$30,590 17,343
David J. Pruett(6) Senior Vice President, Operations	2005	$118,461	$106,000	$10,396	171,600		$19,677
Douglas C. Barnard(7) Vice President, General Counsel, and Secretary	2005 2004	$270,000 240,385	$200,000 175,000	$5,192 3,846	164,100	$155,055	$25,789 21,413
Philipp P. Koch Vice President, Raw Materials Procurement	2005 2004	$241,954 229,942	$170,000 165,000	$8,069 8,029	122,400	$155,055	$22,340 19,783
Robert D. Webb Vice President and Corporate Controller	2005 2004	$240,146 225,410	$175,000 155,000	$26,803 11,645	123,100	$155,055	$22,973 21,663

(1)
Bonus amounts are reported for the year in which they were earned, regardless of when paid.

(2)
Amounts in this column represent cash payments in lieu of vacation days not used ($13,200 for Mr. Wilson, $7,385 for Mr. Thomas, $5,192 for Mr. Barnard, $3,835 for Mr. Koch, and $26,803 for Mr. Webb in 2005 and $12,238 for Mr. Wilson, $3,846 for Mr. Barnard, $3,538 for Mr. Koch, and $8,935 for Mr. Webb in 2004), tax gross-ups with respect to use of a company car ($1,894 for Mr. Wilson and $4,234 for Mr. Koch in 2005 and $2,642 for Mr. Wilson,

  $4,491 for Mr. Koch, and $2,710 for Mr. Webb in 2004), and a tax gross-up with respect to the payment of moving expenses ($10,396 for Mr. Pruett). Effective as of January 1, 2006, we have changed our prior policy and will no longer compensate officers for unused vacation days.

(3)
Amounts in this column represent payments in connection with the termination of our long-term incentive plan upon completion of our initial public offering.

(4)
Amounts in this column represent employer contributions to qualified and nonqualified defined contribution retirement plans ($61,689 for Mr. Wilson, $28,783 for Mr. Thomas, $18,900 for Mr. Pruett, $24,265 for Mr. Barnard, $21,776 for Mr. Koch, and $21,613 for Mr. Webb in 2005 and $57,276 for Mr. Wilson, $16,096 for Mr. Thomas, $19,904 for Mr. Barnard, $19,198 for Mr. Koch, and $20,287 for Mr. Webb in 2004) and employer-paid term life insurance premiums ($2,303 for Mr. Wilson, $1,807 for Mr. Thomas, $777 for Mr. Pruett, $1,524 for Mr. Barnard, $564 for Mr. Koch, and $1,360 for Mr. Webb in 2005 and $2,466 for Mr. Wilson, $1,247 for Mr. Thomas, $1,509 for Mr. Barnard, $585 for Mr. Koch, and $1,376 for Mr. Webb in 2004).

(5)
Mr. Thomas joined us on May 3, 2004, and his compensation is reported only from such date forward.

(6)
Mr. Pruett joined us on July 21, 2005, and his compensation is reported only from such date forward.

(7)
Mr. Barnard joined us on January 12, 2004, and his compensation is reported only from such date forward.

Equity and Incentive Plan

As of December 31, 2005, 5,502,176 shares of our common stock were reserved and available for issuance under our 2005 Equity and Incentive Plan.

Option Grants in Last Fiscal Year

The following table shows all options to acquire shares of our common stock that we granted during 2005 to each of the executive officers named in the summary compensation table to this proxy statement.

	Number of Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price(2) ($/Share)	Expiration Date	Grant Date Fair Value(3)

Stephen R. Wilson	1,173,400	43.1%	$16.00	8/10/15	$8,326,623
Ernest Thomas	244,100	9.0%	16.00	8/10/15	1,732,170
David J. Pruett	171,600	6.3%	16.00	8/10/15	1,217,699
Douglas C. Barnard	164,100	6.0%	16.00	8/10/15	1,164,478
Philipp P. Koch	122,400	4.5%	16.00	8/10/15	868,569
Robert D. Webb	123,100	4.5%	16.00	8/10/15	664,624

(1)
The options vest in three equal installments on August 10, 2006, 2007, and 2008, subject to partial or full accelerated vesting for participants who retire at specified ages ranging from 60 to 65.

(2)
The exercise price was the price per share to the public in our initial public offering.

(3)
The fair value of each stock option award was estimated using the Black-Scholes option valuation model incorporating the assumptions shown in the following table. Expected volatilities were based on implied volatilities of the stock of comparable companies and other factors. The expected term of options granted was estimated based on the contractual term of the instruments and participant's expected exercise and post-vesting employment termination behavior. The risk-free rate for the expected life of the options was based on the U.S. Treasury yield curve in effect at the time of grant.

2005
Expected volatility	36% – 44%
Weighted average expected volatility	40.6%
Expected life of stock options	4 – 6 Yrs
Risk-free interest rate	4.2%
Dividend yield	0.5%

Aggregate Option Exercises and Fiscal Year-End Option Value

The following table sets forth certain information concerning the number of options held as of December 31, 2005 by each of the executive officers named in the summary compensation table of this proxy statement. None of the named executives exercised any stock options during 2005 nor held any in-the-money stock options as of December 31, 2005.

	Number of Shares Underlying Unexercised Options at Fiscal Year End
	Exercisable	Unexercisable

Stephen R. Wilson		1,173,400
Ernest Thomas		244,100
David J. Pruett		171,600
Douglas C. Barnard		164,100
Philipp P. Koch		122,400
Robert D. Webb		123,100

Change in Control

Upon a change in control (as defined in our 2005 Equity and Incentive Plan) the restrictions, limitations, and conditions applicable to outstanding awards will lapse, any performance goals will be deemed to be fully achieved, and the awards will become fully vested and exercisable.

Retirement Benefits

We maintain noncontributory defined benefit pension plans for our employees whose covered employment commenced on or before December 31, 2003, including certain of the executive officers named in the summary compensation table of this proxy statement.

The annual retirement benefit under the defined benefit plans is based on years of eligible service multiplied by a percent of the highest average earnings of the retiree (as defined in the plan) during any 60 consecutive months. Benefits are paid on a straight line annuity basis, but married participants are paid a reduced qualified joint and survivor annuity unless they elect a straight line annuity.

The amounts shown in the following table include an annualized payout assuming retirement at age 65 (before any reduction for social security benefits) of both qualified pension funds, as capped by legislation, and additional funds from our executive compensation equalization and deferral plan, a non-qualified supplemental pension plan designed to restore a participant's benefits under the qualified pension plan which are reduced by certain limiting provisions of the Internal Revenue Code.

Highest Average Earnings	Years of Service
	5	10	15	20	25	30	35

$300,000	$26,250	$52,500	$78,750	$105,000	$131,250	$157,500	$183,750
400,000	35,000	70,000	105,000	140,000	175,000	210,000	245,000
500,000	43,750	87,500	131,250	175,000	218,750	262,500	306,250
600,000	52,500	105,000	157,500	210,000	262,500	315,000	367,500
700,000	61,250	122,500	183,750	245,000	306,250	367,500	428,750
800,000	70,000	140,000	210,000	280,000	350,000	420,000	490,000
900,000	78,750	157,500	236,250	315,000	393,750	472,500	551,250
1,000,000	87,500	175,000	262,500	350,000	437,500	525,000	612,500
1,100,000	96,250	192,500	288,750	385,000	481,250	577,500	673,750
1,200,000	105,000	210,000	315,000	420,000	525,000	630,000	735,000
1,300,000	113,750	227,500	341,250	455,000	568,750	682,500	796,250
1,400,000	122,500	245,000	367,500	490,000	612,500	735,000	857,500
1,500,000	131,250	262,500	393,750	525,000	656,250	787,500	918,750
1,600,000	140,000	280,000	420,000	560,000	700,000	840,000	980,000
1,700,000	148,750	297,500	446,250	595,000	743,750	892,500	1,041,250
1,800,000	157,500	315,000	472,500	630,000	787,500	945,000	1,102,500

The named executive officers currently have credited years of service as follows: Mr. Koch — 1.75 years; Mr. Wilson — 14.25 years; and Mr. Webb — 26.50 years. Messrs. Barnard, Pruett, and Thomas are ineligible to participate in these plans, since their employment commenced after the plans had been closed to new participants on December 31, 2003.

Change in Control Agreements

All of the executive officers named in the summary compensation table of this proxy statement have entered into change in control agreements with CF Industries. Under the terms of these agreements, each of these executives is entitled to receive certain payments and benefits from us if we terminate the executive's employment without "cause" (other than by reason of the executive's death or disability), or the executive resigns because of "good reason," in either case within the period of 24 months following (or in certain cases prior to) a change in control (as defined in the agreements) (a "qualifying termination").

Under the change in control agreements, an executive will be deemed to have good reason if we:

•
fail to pay the executive's specified annual salary or provide certain benefits;

•
assign the executive duties inconsistent with his or her current position or substantially and adversely alter his or her responsibilities;

•
fail to continue any compensation plan that constitutes a material portion of the executive's compensation; or

•
change the executive's primary employment location by more than 35 miles.

Following a qualifying termination, the change in control agreements provide for (i) a lump sum payment equal to two times (three times in the case of Mr. Wilson and one times in the case of Mr. Webb) the sum of the executive's base salary and target bonus; (ii) welfare benefit continuation for a period of two years (three years in the case of Mr. Wilson and one year in the case of Mr. Webb); and (iii) a pro-rata bonus for the year of termination, assuming target levels of performance or, if higher, actual year-to-date performance. In addition, if the executive is otherwise eligible to participate in the applicable plan, the executive will receive a cash payment equal to the actuarial value of two additional years (three years in the case of Mr. Wilson and one year in the case of Mr. Webb) of age and service credit under our retirement income plan; will be credited with two additional years of age and service credit under the related excess retirement plan (three years in the case of Mr. Wilson and one year in the case of Mr. Webb); and will receive a cash payment equal to contributions that we would have made to our thrift savings plan and the related excess savings plan on behalf of the executive for a period of two years (three years in the case of Mr. Wilson and one year in the case of Mr. Webb). If the executive is not fully vested in his or her benefits under the thrift savings plan and the related excess savings plan, he or she will receive a cash payment equal to his or her unvested benefits under such plans. The executive will not be obligated to seek other employment in mitigation of the payments and benefits to be provided, and no such other employment will reduce our obligation to make such payments and to provide such benefits to the executive under the agreements.

The change in control agreements further provide that, if any of the payments to the executive become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional gross-up payment such that, after payment by the executive of all taxes, including any excise tax imposed upon the gross-up payment, the executive will receive the net after-tax benefit that the executive would have received had the excise tax not been imposed.

The executive will be required to sign a release of claims in favor of CF Industries as a condition to receiving any such payments or benefits under the change in control agreements.

STOCK PRICE PERFORMANCE GRAPH

The graph below shows the cumulative total stockholder return, assuming an initial investment of $100 and the reinvestment of any subsequent dividends, for the period beginning on August 11, 2005 (the first trading day for our common stock) and ending on December 31, 2005, with respect to our common stock, a peer group as described below, the Dow Jones United States Commodity Chemicals Index, and the Standard & Poor's 500 Index.

In constructing our peer group, we have selected Agrium Inc., The Mosaic Company, Potash Corporation of Saskatchewan Inc., and Terra Industries Inc., which together comprise the other publicly traded manufacturers of chemical fertilizers with headquarters in North America, and assumed the initial investment of $100 was allocated among them on the basis of their respective market capitalizations at the beginning of the period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Initial Public Offering

Prior to the completion of our initial public offering in August 2005, the eight pre-IPO owners of our predecessor company, CF Industries, Inc., each owned more than 5% of the common stock of CF Industries, Inc., and each nominated one person to serve on the board of directors of CF Industries, Inc.

Pursuant to a reorganization effected in connection with the initial public offering, the pre-IPO owners of CF Industries, Inc. received shares of our common stock and cash in exchange for their outstanding equity interests in CF Industries, Inc. In the aggregate, these pre-IPO owners received 7,562,499 shares of our common stock and $715.4 million in cash. The cash amount represented all of the proceeds to us from the public offering, after deducting underwriting discounts and commissions.

The following table shows the pre-IPO owners of CF Industries, Inc., and the number of shares we issued and the cash payments we made to each of them in the reorganization.

Pre-IPO Owner	Shares Issued	Cash Paid

CHS Inc.	2,150,396	$140,380,590
GROWMARK, Inc.	5,412,103	122,421,792
Intermountain Farmers Association		2,012,445
La Coop fédérée		15,025,736
Land O'Lakes, Inc.		315,448,071
MFA Incorporated		39,508,394
Southern States Cooperative, Incorporated		46,289,510
Tennessee Farmers Cooperative		34,270,977

	7,562,499	$715,357,515

Following our initial public offering, GROWMARK, Inc. and CHS Inc., two of the pre-IPO owners of CF Industries, Inc., remain significant holders of our common stock. GROWMARK is the beneficial owner of approximately 9.8% of our outstanding common stock, and CHS is the beneficial owner of approximately 3.9% of our outstanding common stock. William Davisson, the chief executive officer of GROWMARK, and John D. Johnson, the president and chief executive officer of CHS, are current members of our board of directors. Mr. Johnson is also a nominee for election as a class I director at the 2006 annual meeting. John E. Gherty, a current member of our board of directors whose term of office will expire at the 2006 annual meeting, was president and chief executive officer of Land O'Lakes, Inc. until his retirement from Land O'Lakes in October 2005.

Registration Rights Agreement

In connection with our initial public offering and related reorganization, we entered into a registration rights agreement with GROWMARK. Pursuant to this agreement, GROWMARK has certain demand and piggyback registration rights with respect to the 5,412,103 shares of our common stock that it received in the reorganization. These shares are referred to as the registrable securities. Under the registration rights agreement, the holders of not less than 25% of the outstanding registrable securities may request up to two demand registrations after a one-year lockup agreement pertaining to the initial public offering expires in August 2006. Pursuant to the registration rights agreement, we are required to pay all registration expenses required to register the registrable securities, subject to certain limitations. No securities have been registered pursuant to this agreement and we have not incurred any expenses under this agreement.

Product Purchases

The pre-IPO owners of CF Industries, Inc. purchased substantial quantities of fertilizers from us in 2005, both before and after our initial public offering, as shown in the following table.

Customer	Net Sales (in millions)	Percent of Total Net Sales

Agriliance, LLC(1)	$ 555.9	29%
GROWMARK, Inc.	255.2	14%
Intermountain Farmers Association	2.4	—
La Coop fédérée	27.8	1%
MFA Incorporated	110.4	6%
Southern States Cooperative, Incorporated	80.9	4%
Tennessee Farmers Cooperative	30.1	2%

	$1,062.7	56%

(1)
Agriliance, LLC is a 50-50 joint venture between CHS Inc. and Land O'Lakes, Inc., two of the pre-IPO owners of CF Industries, Inc.

In addition to purchasing fertilizer from us, some of the pre-IPO owners of CF Industries, Inc. also contract with us to store fertilizer products at certain of our warehouses. In connection with these storage arrangements, we received approximately $1.5 million from Agriliance, LLC, $0.1 million from GROWMARK, Inc., and $0.2 million from MFA Incorporated in 2005.

Supply Contracts

In connection with our initial public offering, we entered into multi-year supply contracts with six of the pre-IPO owners of

CF Industries, Inc. and also with Agriliance, LLC, a 50-50 joint venture between the two other pre-IPO owners of CF Industries, Inc., relating to purchases of fertilizer products. The initial terms of the supply contracts last until June 30, 2008 for the contracts with the six pre-IPO owners and until June 30, 2010 for the contract with Agriliance, LLC. The term will be extended automatically for successive one-year periods unless a termination notice is given by either party.

Each contract specifies a sales target volume and a requirement volume for the first contract year. The requirement volume is a percentage of the sales target volume and represents the volume of fertilizer that we are obligated to sell and the customer is obligated to purchase during the first contract year. Thereafter, the sales target volume is subject to yearly adjustment by mutual agreement or, failing such agreement, to an amount specified by us which is not less than 95% nor more than 100% of the prior year's sales target volume. The requirement volume is also subject to yearly adjustment to an amount specified by the customer which is not less than 65% nor more than 100% of the then applicable sales target volume. The contracts also contain reciprocal "meet or release" provisions pursuant to which each party must provide the other party with notice and the opportunity to match a transaction with a third party if such a transaction would impact the party's willingness or ability to supply or purchase, as the case may be, the then applicable sales target volume. The "meet or release" provisions may not, however, reduce the requirements volume. The aggregate requirement volume under these seven contracts for the 12 months ending June 30, 2006 represents approximately 88% of the volume of fertilizer products purchased by the pre-IPO owners of CF Industries, Inc. (including Agriliance, LLC for this purpose) in the twelve-month period ended June 30, 2005.

The prices for product sold under the supply contracts will vary depending on the type of sale selected by the customer. The customer may select (i) cash sales at prices that are published in our weekly cash price list, (ii) index sales at a published index price, (iii) forward pricing sales under our forward pricing program, and (iv) sales negotiated between the parties. The supply contracts also provide for performance incentives based on (i) the percentage of the sales target volume actually purchased, (ii) the timing of purchases under our forward pricing program, (iii) the amount of purchases under our forward pricing program, (iv) specifying a requirement volume in excess of the then applicable minimum requirement volume, and (v) quantity discounts for overall volume.

We have agreed with the pre-IPO owners of CF Industries, Inc. (including Agriliance, LLC for this purpose) that the prices they are charged for cash sales, index sales, and forward pricing sales will be the same prices we charge all of our customers and that the performance incentives offered to them will be equal to the highest comparable incentives offered to other requirement contract customers. We believe the performance incentives offered under these supply contracts are consistent with the incentives offered to similarly situated customers in our industry in transactions between unaffiliated parties.

Our supply contracts with Agriliance, LLC, GROWMARK, Inc., and MFA Incorporated also provide them with a right of first offer for the purchase of certain of our storage and terminal facilities. A portion of GROWMARK's requirement volume is also contingent on the purchase from GROWMARK by one of its customers of specified amounts of certain fertilizer products.

Net Operating Loss Carryforwards

On August 16, 2005, we completed our initial public offering and related reorganization, and ceased to be a cooperative for federal income tax purposes. On that date, we had a deferred tax asset related to net operating loss carryforwards generated from business conducted with the pre-IPO owners of CF Industries, Inc. when we were a cooperative for tax purposes. The income tax provision for 2005 includes a charge of $99.9 million to establish a 100% valuation allowance for the gross deferred tax asset related to the net operating loss carryforwards. The valuation allowance is required because there is substantial uncertainty under existing tax law whether any tax benefits from this deferred tax asset will be realizable now that we are no longer a cooperative for federal income tax purposes.

In connection with the IPO and related reorganization, we entered into an NOL agreement with the pre-IPO owners of CF Industries, Inc. relating to the treatment of the net operating loss carryforwards. Under the NOL agreement, in the event that it is finally determined that our net operating loss carryforwards can be used now that we are no longer a cooperative, we will pay these pre-IPO owners an amount equal to the federal and state income taxes actually saved after the completion of the offering as a result of the utilization of net operating loss carryforwards related to our former cooperative status. These payments, if any, will be made only after it has been finally determined that utilization of the net operating losses has provided us with actual tax savings. The NOL agreement does not require that we operate in a way that maximizes the use of our cooperative-related net operating loss carryforwards. Costs incurred after completion of our initial public offering in pursuing a determination regarding the usability of these net operating loss carryforwards will be borne by the pre-IPO owners of CF Industries, Inc. From the completion of our initial public offering in August 2005 through December 31, 2005, we incurred approximately $23,000 of reimbursable expenses relating to these net operating loss carryforwards.

Hayes Terminal

During 2005, we sold GROWMARK, Inc. certain assets of our former terminal in Hayes, Illinois for a gross purchase price of $200,000. We had not operated this terminal since 1987. The board of directors of our predecessor company, CF Industries, Inc., approved this transaction in July 2004, and we believe the terms and conditions of the transaction were no less favorable to us than could have been obtained from an unaffiliated purchaser.

Canadian Fertilizers Limited

GROWMARK, Inc. and La Coop fédérée, two of the pre-IPO owners of CF Industries, Inc., hold interests in Canadian Fertilizers Limited

("CFL"), our Canadian joint venture. GROWMARK owns 9% of the outstanding common stock of CFL and La Coop fédérée owns 8% of the outstanding common stock of CFL.

PROPOSAL 2:    RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The audit committee has selected KPMG LLP as the independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for 2006. KPMG was our independent registered public accounting firm for the year ended December 31, 2005.

KPMG representatives are expected to attend the 2006 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2006. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to provide such ratification, the audit committee will reconsider its approval of KPMG as our independent registered public accountants for 2006. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of CF Industries and its stockholders.

The board of directors recommends that you vote FOR the proposal to ratify the selection of KPMG LLP as our independent registered public accountants for 2006.

AUDIT AND NON-AUDIT FEES

On behalf of CF Industries and its affiliates, the audit committee retained KPMG LLP to audit our consolidated financial statements for 2005. In addition, the audit committee retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2005.

The aggregate fees for professional services by KPMG with respect to these various services for 2005 and 2004 were:

	2005	2004

Audit fees(1)	$2,166,656	$335,636
Audit-related fees(2)	30,000	25,000
Tax fees(3)	10,370	319,136
All other fees(4)	—	—

	$2,207,026	$679,772

(1)
Audit fees consisted principally of audit work performed on the consolidated financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as comfort letters, statutory audits, and review of documents filed with the SEC. For 2005, this included work performed in connection with our initial public offering.

(2)
Audit-related fees consisted principally of audits of employee benefit plans.

(3)
Tax fees consisted principally of assistance with matters related to a tax audit of CFL, our Canadian joint venture, as well as general tax compliance and reporting.

(4)
We generally do not engage KPMG for "other" services.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting the compensation of, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the audit committee for approval.

•
Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and review of documents filed with the SEC.

•
Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and consultation regarding financial accounting and reporting standards.

•
Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm's tax personnel, including tax compliance, tax planning, and other tax advice.

•
All other services are those services not captured in the audit, audit-related, or tax categories. The company generally doesn't request such services from the independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves independent registered public accounting firm services within each category. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original preapproval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee has delegated specific pre-approval authority to the chairman of the audit committee provided that the estimated fee for any such engagement does not exceed $75,000. The chairman of the audit committee must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

AUDITOR INDEPENDENCE

We understand the need for KPMG LLP to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of KPMG, our audit committee has restricted the non-audit services that KPMG may provide to us primarily to audit-related services and tax services. The committee also has determined that we will obtain even these non-audit services from KPMG only when the services offered by KPMG are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding. It is the committee's goal that the fees we pay KPMG for non-audit services should not exceed the audit fees paid to KPMG.

Our audit committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional, and any other persons having responsibility for providing audit assurance on any aspect of their certification of our financial statements. KPMG partners assigned to our audit rotate at least every five years, in accordance with professional standards.

AUDIT COMMITTEE REPORT

The audit committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, and the independence and performance of our internal and independent auditors. The audit committee is also responsible for the selection, evaluation, and oversight of our independent auditors. The audit committee is composed of three non-employee directors and operates under a written charter adopted by our board of directors. Each member of the audit committee is independent within the meaning of the rules of the corporate governance standards of the NYSE applicable to audit committee members.

Management is responsible for the financial reporting process, including establishing and maintaining adequate internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. KPMG LLP, our independent auditor, is responsible for auditing the financial statements. The audit committee's responsibility is to monitor and review these processes. The audit committee relies on the accuracy and completeness of the information provided to it and on the representations made by management and KPMG.

Following the completion of our initial public offering in August 2005, the audit committee held five meetings during the year ended December 31, 2005 and met in executive session at each of the three meetings that were held in person. The audit committee also reviewed and discussed with management and KPMG the audited consolidated financial statements of CF Industries for the year ended December 31, 2005. The audit committee also discussed with KPMG the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), the standards of the Public Company Accounting Oversight Board and Rule 2-07 of Regulation S-X of the Securities Act of 1933, as amended. In addition, the audit committee received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with KPMG its independence. The audit committee also considered whether the provision of non-audit services by KPMG was compatible with maintaining its independence.

Based on its review and the foregoing meetings, discussions, and reports, and subject to the limitations on its role and responsibilities referred to above and in the audit committee charter, the audit committee recommended to the board of directors that the audited consolidated financial statements of CF Industries for the year ended December 31, 2005, as audited by KPMG, be included in our Annual Report on Form 10-K for filing with the SEC. The audit committee selected KPMG as our independent auditor for 2006 and recommended to the board of directors that the board of directors seek stockholder ratification of the selection of KPMG.

Wallace W. Creek (Chairman)
Robert C. Arzbaecher
David R. Harvey

ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal at the next annual meeting of stockholders and who wishes the proposal to be included in our proxy statement for that meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement. The proposal must be received no later than December 6, 2006.

Our bylaws require that written notice of proposals to be presented at the next annual meeting, but that are not intended for inclusion in our proxy statement for that meeting pursuant to Rule 14a-8, be delivered to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement no earlier than January 10, 2007 and no later than February 9, 2007. To be in proper written form, such a stockholder proposal must set forth the information prescribed in our bylaws. You can obtain a copy of our bylaws by writing our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement.

Cost of Annual Meeting and Proxy Solicitation

We pay the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, we may solicit proxies by personal interview, telephone, and similar means. None of our directors, officers, and employees will be specially compensated for these activities. We also intend to request that brokers, banks, and other nominees solicit proxies from their principals, and we will reimburse the brokers, banks, and other nominees for certain expenses they incur for such activities.

Annual Report on Form 10-K

A copy our annual report on Form 10-K for the fiscal year ended December 31, 2005, required to be filed with the SEC, without exhibits, will be furnished without charge to any stockholder of record or beneficial owner of common shares upon written request to our secretary at the address on the notice of annual meeting accompanying this proxy statement.

April 5, 2006

Appendix A

Audit Committee Charter

PURPOSE OF THE COMMITTEE

The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of CF Industries Holdings, Inc. (the "Corporation") is to (a) assist the Board's oversight of (i) the integrity of the Corporation's financial statements, (ii) the Corporation's internal accounting and financial controls, (iii) the Corporation's compliance with legal and regulatory requirements, (iv) the Corporation's independent auditors' qualifications and independence, and (v) the performance of the Corporation's independent auditors and the Corporation's internal audit function, and (b) prepare the report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission (the "SEC") for inclusion in the Corporation's annual proxy statement.

COMPOSITION OF THE COMMITTEE

The Committee shall consist of three or more directors, as determined from time to time by the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange (the "NYSE") and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated by the SEC pursuant to the Exchange Act, and any additional requirements that the Board deems appropriate.

No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee.

The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

Each member of the Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee must be designated by the Board to be the "audit committee financial expert," as defined by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (the "Act").

MEETINGS OF THE COMMITTEE

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than once every fiscal quarter. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee should meet separately, on a periodic basis as it deems necessary, with (i) management, (ii) the director of the Corporation's internal auditing department or any other person responsible for the internal audit function, and (iii) the Corporation's independent auditors, in each case to discuss any matters that the Committee or any of the above persons or firms believe warrant Committee attention.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.

DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

In carrying out its duties and responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to best address or react or respond to changing circumstances or conditions. The following duties and responsibilities are within the authority of the Committee and the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, NYSE, or any other applicable regulatory authority:

Selection, Evaluation, and Oversight of the Auditors

(a)
be directly responsible for the appointment, compensation, retention, and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Corporation, and each such registered public accounting firm must report directly to the Committee (the registered public accounting firm engaged for the purpose of preparing or issuing an audit report for inclusion in the Corporation's Annual Report on Form 10-K is referred to herein as the "independent auditors");

(b)
review and, in its sole discretion, approve in advance the Corporation's independent auditors' annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Exchange Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Corporation and such independent auditors (which approval should be made after receiving input from the Corporation's management, if desired);

•
Approval of audit and permitted non-audit services will be made by the Committee. The Committee may establish pre-approval policies and procedures, as permitted by Section 10A of the Exchange Act and the SEC rules and regulations promulgated thereunder, for the engagement of independent accountants to render services to the Corporation, including but not limited to policies that would allow the delegation of pre-approval authority to one or more members of the Committee, provided that any pre-approvals delegated to one or more members of the Committee are reported to the Committee at its next scheduled meeting.

(c)
review the performance of the Corporation's independent auditors, including the lead partner of the independent auditors, and, in its sole discretion, make decisions regarding the replacement or termination of the independent auditors when circumstances warrant;

(d)
obtain at least annually from the Corporation's independent auditors and review a report describing: (i) the independent auditors' internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditors and the Corporation (including a description of each category of services provided by the independent auditors to the Corporation and a list of the fees billed for each such category); and

•
The Committee should present its conclusions with respect to the above matters, as well as its review of the lead partner of the independent auditors, and its views on whether there should be a regular rotation of the independent auditors, to the Board.

(e)
evaluate the independence of the Corporation's independent auditors by, among other things: (i) monitoring compliance by the Corporation's independent auditors with the audit partner rotation requirements contained in the Act and the rules and regulations promulgated by the SEC thereunder; (ii) monitoring compliance by the Corporation of the employee conflict of interest requirements contained in the Act and the rules and regulations promulgated by the SEC thereunder; and (iii) engaging in a dialogue with the independent auditors to confirm that audit partner compensation is consistent with applicable SEC rules;

Oversight of Annual Audit and Quarterly Reviews

(a)
review and discuss with the independent auditors their annual audit plan, including the timing and scope of audit activities, and monitor such plan's progress and results during the year;

(b)
review with management, the Corporation's independent auditors, and the director of the Corporation's internal auditing department the following information, which is required to be reported by the independent auditor: (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; (iii) all other material written communications between the independent auditors and management, such as any management letter and any schedule of unadjusted differences; and (iv) any material financial arrangements of the Corporation which do not appear on the financial statements of the Corporation;

(c)
review with management and the Corporation's independent auditors and, if appropriate, the director of the Corporation's internal auditing department, the following: (i) the Corporation's annual audited financial statements and quarterly financial statements, including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and any major issues related thereto; (ii) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation's selection or application of accounting principles; (iii) any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on the Corporation's financial statements; and (iv) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation;

(d)
resolve all disagreements between the Corporation's independent auditors and management regarding financial reporting; and

(e)
review on a regular basis with the Corporation's independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management's response with respect thereto, any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management;

•
In connection therewith, the Committee should review with the independent auditors the following: (i) any accounting adjustments that were noted or proposed by the independent auditors but were rejected by management (as immaterial or otherwise); (ii) any communications between the audit team and the independent auditor's national office respecting auditing or accounting issues presented by the engagement; and (iii) any "management" or "internal control" letter issued, or proposed to be issued, by the independent auditors to the Corporation.

Oversight of Financial Reporting Process and Internal Controls

(a)
review: (i) the adequacy and effectiveness of the Corporation's accounting and internal control policies and procedures on a regular basis, including the responsibilities, budget, compensation, and staffing of the Corporation's internal audit function, through inquiry and discussions with the Corporation's independent auditors, management, and the director of the Corporation's internal auditing department; (ii) the yearly report prepared by management, and attested to by the Corporation's independent auditors, assessing the effectiveness of the Corporation's internal control over financial reporting and stating management's responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in the Corporation's Annual Report on Form 10-K; and (iii) the Committee's level of involvement and interaction with the Corporation's internal audit function, including the Committee's line of authority and role in appointing and compensating employees in the internal audit function;

(b)
review with the chief executive officer, chief financial officer, and independent auditors, periodically, including in connection with the chief executive officer's and chief financial officer's certificates with respect to the Corporation's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, the following: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation's ability to record, process, summarize, and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation's internal control over financial reporting;

(c)
discuss guidelines and policies governing the process by which senior management of the Corporation and the relevant departments of the Corporation, including the internal auditing department, assess and manage the Corporation's exposure to risk, as well as the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures;

(d)
review with management, as the Committee determines to be necessary, the progress and results of material internal audit projects, and, when deemed necessary or appropriate by the Committee, direct the Corporation's chief executive officer to assign additional internal audit projects to the director of the Corporation's internal auditing department;

(e)
review with management the Corporation's administrative, operational, and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies;

(f)
receive periodic reports from the Corporation's independent auditors, management, and the director of the Corporation's internal auditing department to assess the impact on the Corporation of significant accounting or financial reporting developments that may have a bearing on the Corporation;

(g)
review and discuss with the independent auditors the results of the year-end audit of the Corporation, including any comments or recommendations of the Corporation's independent auditors, and, based on such review and discussions and on such other considerations as it determines appropriate, recommend to the Board whether the Corporation's financial statements should be included in the Annual Report on Form 10-K;

(h)
establish and maintain free and open means of communication between and among the Committee, the Corporation's independent auditors, the Corporation's internal auditing department, and management; and

(i)
review the type and presentation of information to be included in the Corporation's earnings press releases (especially the use of "pro forma" or "adjusted" information not prepared in compliance with generally accepted accounting principles), as well as financial information and earnings guidance provided by the Corporation to analysts and rating agencies (which review may be done generally, i.e., discussion of the types of information to be disclosed and type of presentations to be made, and the Committee need not discuss in advance each earnings release or each instance in which the Corporation may provide earnings guidance);

Miscellaneous

(a)
establish clear hiring policies by the Corporation for employees or former employees of the Corporation's independent auditors;

(b)
meet periodically with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including (i) any matters that may have a material impact on the financial statements of the Corporation and (ii) any matters involving potential or ongoing material violations of law or breaches of fiduciary duty by the Corporation or any of its directors, officers, employees, or agents or breaches of fiduciary duty to the Corporation;

(c)
review and approve or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed by Item 404(a) of Regulation S-K);

(d)
prepare the report required by the rules of the SEC to be included in the Corporation's annual proxy statement;

(e)
review the Corporation's policies relating to the ethical handling of conflicts of interest and review past or proposed transactions between the Corporation and members of management as well as policies and procedures with respect to officers' expense accounts and perquisites, including the use of corporate assets;

•
The Committee shall consider the results of any review of these policies and procedures by the Corporation's internal auditing department or independent auditors.

(f)
review and approve in advance any services provided by the Corporation's independent auditors to the Corporation's executive officers or members of their immediate family;

(g)
review the Corporation's program to monitor compliance with the Corporation's Code of Conduct, and meet periodically with management to discuss compliance with the Code of Conduct;

(h)
establish procedures for (i) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

(i)
secure independent expert advice to the extent the Committee determines it to be appropriate, including retaining, with or without Board approval, independent counsel, accountants, consultants, or others, to assist the Committee in fulfilling its duties and responsibilities, the cost of such independent expert advisors to be borne by the Corporation;

(j)
report regularly to the Board on its activities, as appropriate; and

•
In connection therewith, the Committee should review with the Board any issues that arise with respect to the quality or integrity of the Corporation's financial statements, the Corporation's compliance with legal or regulatory requirements, the performance and independence of the Corporation's independent auditors, or the performance of the internal audit function.

(k)
perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

EVALUATION OF THE COMMITTEE

The Committee shall, on an annual basis and in coordination with the Nominating and Corporate Governance Committee, evaluate its performance. The evaluation shall address all matters that the Committee considers relevant to its performance, including a review and assessment of the adequacy of this Charter, and shall be conducted in such manner as the Committee deems appropriate.

The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter.

INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee's scope of responsibilities, and may retain, at the Corporation's expense, such independent counsel or other consultants or advisers as it deems necessary.

* * *

While the Committee has the duties and responsibilities set forth in this Charter, the Committee is not responsible for preparing or certifying the financial statements, for planning or conducting the audit, or for determining whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These tasks are the responsibility of management and the Corporation's independent auditors.

In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Corporation, it is not the duty or responsibility of the Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Corporation from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee, in either instance absent actual knowledge to the contrary.

CF INDUSTRIES HOLDINGS, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Ernest T. Thomas and Douglas C. Barnard, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of CF Industries Holdings, Inc. registered in the name of the undersigned, as of March 17, 2006, at the 2006 Annual Meeting of Stockholders of CF Industries Holdings, Inc. to be held on May 10, 2006, at 10:00 a.m. Central Time, in the Wojcik Conference Center at Harper College, 1200 West Algonquin Road, Palatine, Illinois 60067, and at any and all adjournments or postponements of that meeting. Receipt of the Notice of 2006 Annual Meeting and Proxy Statement is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF MESSRS. HARVEY AND JOHNSON AS DIRECTORS; "FOR" THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006; AND, IN THE DISCRETION OF THE PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

CF INDUSTRIES HOLDINGS, INC. P.O. BOX 11230 NEW YORK, N.Y. 10203-0230

(Continued, and to be executed and dated on other side)

☐	DETACH PROXY CARD HERE

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR proposals (1) and (2):

1.	Election of Directors
									FOR	AGAINST	ABSTAIN
	FOR ALL	☐	WITHHOLD FOR ALL	☐	*FOR ALL EXCEPT	☐	2.	To ratify the selection of KPMG LLP as CF Industries Holdings, Inc.'s independent regstered public accounting firm for 2006.	☐	☐	☐
Nominees: David R. Harvey and John D. Johnson
*(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "FOR ALL EXCEPT" box and strike a line through that nominee's name.)							The proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.
							To change your address, please mark this box.				☐

S C A N L I N E

The signature to this proxy should conform exactly to the name as shown. When shares are held by joint tenants, each joint tenant must sign. When signing as an attorney, executor, administrator, trustee, guardian or in other similar capacity, please give your full title as such. If the signature is by a corporation, a duly authorized officer of the corporation should sign in full the corporate name. If the signature is by a partnership or other entity, a partner or a duly authorized person should sign in full the name of the partnership or other entity.

Date	Share Owner sign here	Co-Owner sign here

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Contents
  ABOUT THE ANNUAL MEETING
  PROPOSAL 1: ELECTION OF DIRECTORS
  DIRECTORS AND DIRECTOR NOMINEES
  EXECUTIVE OFFICERS
  CORPORATE GOVERNANCE
  COMMON STOCK OWNERSHIP
  COMPENSATION COMMITTEE REPORT
  EXECUTIVE COMPENSATION
  STOCK PRICE PERFORMANCE GRAPH
  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
  PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR
  AUDIT AND NON-AUDIT FEES
  PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES
  AUDITOR INDEPENDENCE
  AUDIT COMMITTEE REPORT
  ADDITIONAL INFORMATION
  Appendix A
CF INDUSTRIES HOLDINGS, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS